Exhibit 99.1

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE DISTRICT COURT OF MARYLAND

SECURITIES AND EXCHANGE COMMISSION,

                        Plaintiff,              Civil Action No.

                           v.

1st ATLANTIC GUARANTY CORPORATION,

                        Defendant.

                    ORDER FOR A TEMPORARY RESTRAINING ORDER,
                    FREEZE OF PAYMENTS TO CERTIFICATE HOLDERS
                            AND SETTING HEARING DATE

      Upon motion of the Plaintiff Securities and Exchange Commission ("Commission") for an order: (1) temporarily restraining 1st Atlantic Guaranty Corporation ("1st Atlantic") from violations of Sections 28(a) and 28(b) of the Investment Company Act of 1940 (the "Investment Company Act"), 15 U.S.C. ss.ss. 80a-28(a) and 80a-28(b); and (2) freezing payments to 1st Atlantic certificate holders; this Court has considered the Complaint in this action, the Declaration of William R. Meek and the exhibits thereto, and the Memorandum of Law in support of the Commission's Motion.

      Based upon the foregoing, and on all of the submissions and arguments of counsel in support of this Order, this Court finds as follows:

      1. This Court has jurisdiction over the subject matter of this action and over the defendant and venue properly lies in this District for the purpose of the issuance of a temporary restraining order.

      2. The defendant; without admitting or denying the allegations of the complaint, does not oppose the entry of an order temporarily restraining and enjoining it from violations of Sections 28(a) and 28(b) of the Investment Company Act, 15 U.S.C. ss.ss. 80a-28(a) and 80a-28(b) and suspending payments to certificateholders on the terms set forth herein.

      NOW THEREFORE, IT IS HEREBY ORDERED that

                                       I.

      Up to and including May 5, 2003, unless further extended, the defendant be and hereby is temporarily restrained and enjoined from violating Sections 28(a) and 28(b) of the Investment Company Act, 15 U.S.C. ss.ss. 80a-28(a) and 80a-28(b);

                                       II.

      Up to and including May 5, 2003, unless further extended 1st Atlantic is enjoined and restrained from making any payments to, certificate holders of 1st Atlantic on account of the obligations evidenced by the certificates, including any interest payments.

                                      III.

      IT IS FURTHER ORDERED that service of this Order together with the papers on which, it was granted, including the Complaint, shall be sufficient if made upon the defendant or its attorneys by telefax or overnight courier service, for delivery on the next day or the day following the entry of this Order. Service hereunder shall be made to the last known business addresses of the defendant.

                                       IV.

      IT IS FURTHER ORDERED that a hearing concerning the Commission's Motion for a appointment of a receiver, shall be held beginning at 2:30 p.m. on May 5, 2003 (the "Hearing Date"), 2003, in Courtroom 7B of the Federal Courthouse located in Baltimore, Maryland. Hearing on plaintiff's motion for a preliminary injunction shall be held at a date and time after the Hearing Date agreed upon among counsel for the parties and the Court.


4/23/03                                 /s/ Catherine C. Blake
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Date                                    United States District Judge


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